As filed with the Securities and Exchange Commission on May 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gulfport Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	86-3684669
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Quail Springs Parkway Oklahoma City, Oklahoma	73134
(Address of Principal Executive Offices)	(Zip Code)

Gulfport Energy Corporation 2021 Stock Incentive Plan

(Full title of the plan)

Patrick K. Craine
Chief Legal and Administrative Officer
Gulfport Energy Corporation
3001 Quail Springs Parkway
Oklahoma City, Oklahoma 73134
(405) 252-4600
(Name, address and telephone number, including area
code, of agent for service)

Copy to: Sean T. Wheeler, P.C. Michael W. Rigdon Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, Texas 77002 (713) 836-3647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

As previously reported, on November 13, 2020, Gulfport Energy Corporation, a Delaware corporation (“Legacy Gulfport”) and certain of Legacy Gulfport’s wholly owned direct subsidiaries (together with Legacy Gulfport, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ chapter 11 cases were jointly administered under the caption In re Gulfport Energy Corporation, et al. (the “Chapter 11 Cases”). On April 15, 2021, the Debtors filed the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries (the “Plan”).

On April 28, 2021, the Bankruptcy Court entered an order approving and confirming the Plan. In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined below), Legacy Gulfport effectuated certain restructuring transactions, pursuant to which Gulfport Energy Corporation, a Delaware corporation (the “Company”) was formed and succeeded Legacy Gulfport.

On May 17, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms and the Debtors emerged from the Chapter 11 Cases. As a result, effective as of the Effective Date for the purposes of Rule 15d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is the successor registrant to Legacy Gulfport. The Company is thereby deemed subject to the periodic reporting requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and, in accordance therewith, files and will file reports and other information with the Securities and Exchange Commission (the “SEC”).

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, as incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of Legacy Gulfport for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data or as otherwise noted or suggested by context, all other information contained herein relates to the Company following the Effective Date.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Company for the purpose of registering 2,828,123 shares of common stock, par value $0.0001, of the Company (the “Common Stock”) for issuance under the terms of the 2021 Incentive Plan and includes shares of Common Stock that may again become available for delivery with respect to awards under the 2021 Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the 2021 Incentive Plan. The shares of Common Stock that are being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company will provide all participants in the 2021 Incentive Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the SEC under the Securities Act of 1933 (the “Securities Act”). In accordance with the note to Part I of Form S-8 and Rule 428 of the Securities Act, the Company is not filing such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Any reports filed by the Company with the SEC after the date of this Registration Statement and before the date that the offering of the securities by means of this Registration Statement is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference into this Registration Statement. The Company incorporates by reference (excluding any information furnished pursuant to Items 2.02 or 7.01 of any report on Form 8-K, including any related exhibits under Item 9.01) the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Each such document shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 1, 2022;

2.	The description of the Company’s Common Shares contained in its Registration Statement on Form 8-A, dated May 17, 2021, and any amendment or report updating that description;

3.	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed on May 4, 2022; and

4.	The Company's Definitive Proxy Statement on Schedule 14A, filed on May 2, 2022.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers.

Article VII of the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) provides, in general, that the Company will indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

Article VIII of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that the Company will indemnify any of its officers or directors (including those persons serving as an officer or director of another entity at the Company’s request) who is party to a suit or other proceeding by reason of his or her position as an officer or director against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (other than judgments, fines and amounts paid in settlement in action brought by or on behalf of the Company to procure a judgment in its favor) actually and reasonably incurred by such person or such person’s heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. The Company may only indemnify an officer or director who brought the suit or proceeding if its board of directors had previously authorized such suit or proceeding. The rights to indemnification provided by its Bylaws include the right to advancement of expenses to the extent such person undertakes to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expense.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. The Company maintains liability insurance policies that indemnify its directors and officers and those of the Company’s subsidiaries against various liabilities, including certain liabilities arising under the Securities Act and the Exchange Act that may be incurred by them in their capacity as such.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of shareholders or directors or otherwise.

In addition, pursuant to the 2021 Incentive Plan, certain directors and officers administering the 2021 Incentive Plan shall be indemnified by the Company for reasonable expenses in connection with any action, suit or proceeding to which he or she is a party by reason of any action taken or failure to act in connection with the performance of duties under the 2021 Incentive Plan, except in relation to matters as to which it is adjudged in the action, suit or proceeding that the such person did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was lawful.

The foregoing is only a general summary of certain aspects of Delaware law and the Certificate of Incorporation, Bylaws, indemnification agreements and the 2021 Incentive Plan dealing with indemnification of directors and officers and does not purport to be complete and is qualified in its entirety by the full text of each of the foregoing.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1*	1145 Indenture, dated as of May 17, 2021, by and among Gulfport Energy Corporation, UMB Bank, National Association, as trustee, and the guarantors party thereto (including the form of note attached thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 17, 2021).
4.2*	4(a)(2) Indenture, dated as of May 17, 2021, by and among Gulfport Energy Corporation, UMB Bank, National Association, as trustee, and the guarantors party thereto (including the form of note attached thereto) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 17, 2021).
5.1	Opinion of Kirkland & Ellis LLP, as to the legality of the securities being registered hereby.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Opinion filed as Exhibit 5.1 hereto).
23.3	Consent of Netherland, Sewell & Associates, Inc.
24.1	Power of Attorney (included on signature page).
99.1*	Gulfport Energy Corporation 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 17, 2021).
107	Filing Fee Table.

*	Previously filed

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, State of Oklahoma on May 4, 2022.

Gulfport Energy Corporation

By:	/s/ Patrick K. Craine
Patrick K. Craine
Chief Legal and Administrative Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick K. Craine and Timothy J. Cutt, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 4, 2022.

Signature	Title

/s/ Timothy J. Cutt	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Timothy J. Cutt

/s/ William J. Buese	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
William J. Buese

/s/ David Wolf	Director
David Wolf

/s/ Guillermo Martinez	Director
Guillermo Martinez

/s/ Jason Martinez	Director
Jason Martinez

/s/ David Reganato	Director
David Reganato